Exhibit 4.8

[FORM OF REGISTERED SUBORDINATED NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE. EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	$

NUMBER R-	CUSIP No.
ISIN No.

RAYMOND JAMES FINANCIAL, INC.

      % SUBORDINATED NOTE, DUE

RAYMOND JAMES FINANCIAL, INC., a Florida corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of                      DOLLARS1 on                     ,         2 (except to the extent redeemed or repaid prior to that date). The Company shall pay interest on such principal amount at the rate of     % per annum,3 until payment of such principal amount has been made or duly provided for, semi-annually4 in arrears on                     and                     of each year (each, an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date, commencing on                     , and at the stated maturity or earlier redemption or repayment (the “Maturity Date”). If the Company shall default in the payment of interest due on any Interest Payment Date, then this Note shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on the Notes, from                      (the “Original Issue Date”).

[1]	This form provides for Notes denominated in, and principal and interest payable in, U.S. dollars. The form, as used, may be modified to provide, alternatively, for Notes denominated in, and principal and interest and other amounts, if any, payable in a foreign currency or currency unit, with the specific terms and provisions, including any limitations on the issuance of Notes in such currency, additional provisions regarding paying and other agents and additional provisions regarding the calculation and payment of such currency, set forth therein.
[2]	This form provides for Notes that shall mature only on a specified date. If the maturity of Notes of a series may be renewed at the option of the holder, or extended at the option of the Company, the form, as used, shall be modified to provide for additional terms relating to such renewal or extension, as the case may be, including the period or periods for which the maturity may be renewed or extended, as the case may be, changes in the interest rate, if any, and requirements for notice.
[3]	This form provides for interest at a fixed rate. The form, as used, may be modified to provide, alternatively, for interest at a variable rate or rates, with the method of determining such rate set forth therein.
[4]	This form provides for semi-annual interest payments. The form, as used, may be modified to provide, alternatively, for annual, quarterly, or other periodic interest payments.

Interest on this Note shall accrue from the Original Issue Date until the principal amount is paid or duly provided for. Interest (including payments for partial periods) shall be computed on the basis of a [360-day year of twelve 30-day months]. Interest payable on this Note on any Interest Payment Date or the Maturity Date shall include interest accrued from, and including, the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the Original Issue Date, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date or the Maturity Date, as the case may be. If the Maturity Date or any Interest Payment Date falls on a day which is not a Business Day (as defined below), principal of or interest payable with respect to the Maturity Date or such Interest Payment Date shall be paid on the succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on the Maturity Date or such Interest Payment Date, and no additional interest shall accrue as a result of that postponement. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the regular record date for such Interest Payment Date, whether or not a Business Day. As long as this Note is in book-entry only form, the regular record date shall be the close of business on the Business Day next preceding such Interest Payment Date. If, pursuant to the terms of the Indenture, the Notes are no longer represented by a global note, the record date shall be the close of business on [the last day of the calendar month preceding an Interest Payment Date][the fifteenth day of the calendar month in which the Interest Payment Date occurs]. “Business Day” means any weekday that is not a legal holiday in New York, New York, St. Petersburg, Florida[, or any other place of payment with respect to this Note and that is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed]. [“Business Day” also means, with respect to Notes denominated in euro, a day on which the TransEuropean Real- Time Gross-Settlement Express Transfer, or “TARGET2,” System is in place.]5

[5]	This form provides a definition of Business Day for U.S. issuances, with an alternate definition for euro-denominated issuances. The Business Day definition may be modified to provide for issuances in other countries or currencies, as required.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company designated as provided in the Indenture. However, interest may be paid, at the option of the Company, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Company relating to the Notes. Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date shall be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to the Issuing and Paying Agent, at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York, 10286. Any interest not punctually paid or duly provided for shall be payable as provided in such Indenture.6

References herein to “dollars,” “U.S. dollars,” “U.S.$,” or “$” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee (as described on the reverse hereof) or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.

[6]	This form does not contemplate the offer of Notes to Non-United States persons (for United States federal income tax purposes). If Notes are offered to Non-United States persons, the form of Note, as used, may be modified to provide for the payment of additional amounts to such Non-United States persons or, if applicable, the redemption of such Notes in lieu of payment of such additional amounts.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

RAYMOND JAMES FINANCIAL, INC.

[SEAL]	By:
Name:
ATTEST:	Title:

By:
Name:
Title:

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

RAYMOND JAMES FINANCIAL, INC.

        % SUBORDINATED NOTE, DUE

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Company unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated as of             , 20    (herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The series of which this Note is a part also is designated as the Company’s         % Subordinated Notes, due                     (herein called the “Series”), initially in the principal amount of $            . [The amount of Notes of this Series may be increased by the Company in the future.] The Trustee initially shall act as Security Registrar, Transfer Agent, Authenticating Agent and Issuing and Paying Agent in connection with the Notes.

SECTION 2. Subordination. THE INDEBTEDNESS OF THE COMPANY EVIDENCED BY THE NOTES, INCLUDING THE PRINCIPAL THEREOF AND INTEREST THEREON, IS, TO THE EXTENT AND IN THE MANNER SET FORTH IN THE INDENTURE, SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ITS OBLIGATIONS TO HOLDERS OF SENIOR INDEBTEDNESS, AS DEFINED IN THE INDENTURE, AND EACH HOLDER OF THE NOTES, BY THE ACCEPTANCE THEREOF, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS OF THE INDENTURE. [THE NOTES OF THIS SERIES WILL NOT BE GUARANTEED BY THE COMPANY OR ANY OF ITS AFFILIATES AND WILL NOT BE SUBJECT TO ANY OTHER ARRANGEMENT THAT LEGALLY OR ECONOMICALLY ENHANCES THE RANKING OF THE NOTES OF THIS SERIES.]

SECTION 3. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 4. Redemption and Repayment. Except in those situations in which the Company may become obligated to pay additional amounts (as described herein), the Notes of this Series are not subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity.7 [The Notes of this Series may not be redeemed, repaid or repurchased prior to maturity without the requisite prior approvals, if any, from applicable regulators.]

[7]

This form provides for Notes that are not subject to redemption at the option of the Company or repayment at the option of the holder. The form, as used, may be modified to provide, alternatively, for redemption at the option of the Company or repayment at the option of the holder, with the terms and conditions of such redemption or repayment, as the case may be, including provisions regarding sinking funds, if applicable, redemption prices, and notice periods, set forth therein.

SECTION 5. Defeasance. The provisions of Article 14 of the Indenture [do not] apply to the Notes of this Series.

SECTION 6. Payment of Additional Amounts. [Subject to the exemptions and limitations set forth below, the Company shall pay additional amounts to the beneficial owner of this Note that is a “Non-United States person,” as defined below, in order to ensure that every net payment on such Note shall not be less, due to payment of United States withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on this Note means a payment by the Company or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States (other than a territory or possession). These additional amounts shall constitute additional interest on this Note.

The Company shall not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

(1) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)	having a relationship with the United States as a citizen, resident, or otherwise;

(b)	having had such a relationship in the past; or

(c)	being considered as having had such a relationship.

(2) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)	being treated as present in or engaged in a trade or business in the United States;

(b)	being treated as having been present in or engaged in a trade or business in the United States in the past;

(c)	having or having had a permanent establishment in the United States; or

(d)	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note being or having been a:

(a)	personal holding company;

(b)	foreign personal holding company;

(c)	private foundation or other tax-exempt organization;

(d)	passive foreign investment company;

(e)	controlled foreign corporation; or

(f)	corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote.

(5) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note being a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes, without limitation, the holder, and a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional amounts shall not be payable to any beneficial owner of this Note that is:

(a)	a fiduciary;

(b)	a partnership;

(c)	a limited liability company;

(d)	another fiscally transparent entity; or

(e)	not the sole beneficial owner of this Note, or any portion of this Note.

However, this exception to the obligation to pay additional amounts shall only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, partner, beneficial owner, or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner of this Note or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts shall apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Note by the Company or any paying agent.

(9) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of this Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts shall not be payable if a payment on this Note is reduced as result of any:

(a)	estate tax;

(b)	inheritance tax;

(c)	gift tax;

(d)	sales tax;

(e)	excise tax;

(f)	transfer tax;

(g)	wealth tax;

(h)	personal property tax; or

(i)	any similar tax, assessment, or other governmental charge.

(12) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on this Note if such payment can be made without such withholding by any other paying agent.

(13) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any successor provisions), or any related administrative regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto whether currently in effect or as published and amended from time to time.

(14) Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the payment being treated as a dividend or dividend equivalent for U.S. tax purposes.

(15) Additional amounts shall not be payable if a payment on this Note is reduced as a result of any combination of items (1) through (14) above.

A “United States person” means:

(a)	any individual who is a citizen or resident of the United States;

(b)	any corporation, partnership, or other entity created or organized in or under the laws of the United States;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

(d)	any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

A “Non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.]

SECTION 7. Redemption for Tax Reasons. [The Notes of this Series may be redeemed at the option of the Company in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Trustee and the holders of the Notes, if the Company has or may become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations after the date of this Note.

Prior to publishing any notice of redemption, the Company shall deliver to the Trustee a certificate signed by the Chief Financial Officer or a Senior Vice President of the Company stating that the Company is entitled to redeem the Notes and that the condition precedent to such redemption have occurred.

Notes so redeemed shall be redeemed at 100% of their principal amount together with interest accrued up to, but excluding, the date of redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes called for redemption.]

SECTION 8. Events of Default. If an Event of Default (as defined in the                      Supplemental Indenture as (i) an Event of Default as defined under Section 6.01(a), (b), (c), (d) or (e) of the Indenture[, or (ii) an event of default as defined in any mortgage, indenture, or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any Principal Subsidiary (as defined in the Indenture) for money borrowed, whether such indebtedness currently exists or shall be created in the future, which has occurred and has resulted in such indebtedness becoming or being declared due and payable)] shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 9. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture at any time by the Company with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 10. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 11. Authorized Denominations. The Notes are issuable only as registered Notes without coupons in the denominations of                      Dollars ($                    ) and any whole multiples of                      Dollars ($            ). As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 12. Registration of Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register or registry of the Company relating to the Notes, upon surrender of this Note for registration of transfer at the office or agency of the Company designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee or the Security Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

[If the Notes are to be issued and outstanding pursuant to a book-entry system, the following paragraph is applicable:]

The Notes are being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by DTC shall evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Company shall recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal, premium (if any) and interest, notices, and voting. Transfer of the principal, premium (if any), and interest to beneficial owners of the Notes by participants of DTC shall be the responsibility of such participants and other nominees of such beneficial owners. So long as the book-entry system is in effect, the selection of any Notes to be redeemed shall be determined by DTC pursuant to rules and procedures established by DTC and its participants. The Company shall not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

[If the Notes may be settled through depositories located in Europe, the following paragraph is applicable:]

Transfers of Notes outside of the United States may be effected through the facilities of Clearstream Banking, société anonyme, Luxembourg, and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, in accordance with the rules and procedures established by such depositories.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, the Issuing and Paying Agent, and any agent of the Company may treat the person in whose name this Note is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, the Trustee, the Issuing and Paying Agent, nor any such agent of the Company shall be affected by notice to the contrary.

SECTION 13. Authentication Date. The Notes of this Series shall be dated the date of their authentication.

SECTION 14. Defined Terms. All terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 15. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common
TEN ENT—	as tenants by the entireties
JT TEN—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT—		as Custodian for		.
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE, OF ASSIGNEE]

Please Insert Social Security or Other
Identifying Number of Assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.